UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2011
Date of Report (Date of earliest event reported)

Imperial Resources, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-53332	83-0512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 East 6th Street, Suite 900, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

 (512) 422-2493
Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 17, 2011, the Company’s Board of Directors ratified Green Tide Water Disposal, Ltd., a wholly owned subsidiary of the Company (“Green Tide”), signing a Convertible Promissory Note dated June 17, 2011 in the amount of $1,200,000.00 payable to Quarry Bay Capital, LLC for Green Tide to rework and operate a salt water disposal well in Wise County, Texas (the “Facility”).  Quarry Bay Capital is not an affiliate of the Company.

The note provides that Green Tide will pay interest at a rate of twenty percent per annum with principal and interest paid monthly in amounts equal to eighty percent of the net cash flow generated by the operations of the Facility.  The lender may convert at its option, the unpaid balance of the note into limited partner interests in Green Tide of up to 50% of the equity.

As previously announced, the Facility was acquired on April 27, 2011 and is located in the heart of the Barnett Shale, the largest gas play by number of wells, in Texas. The Facility is conveniently located for the disposal of large volumes of salt water generated from essential fracture (“frac”) stimulation operations on Barnett Shale gas wells, some of which have been frac’ed up to four times. There are approximately 6,000 wells within 20 miles of the Facility.

The plan is to use the funds from the loan to deepen the well to a depth currently approved by the Texas Railroad Commission, service amortization payments on $450,000 of its acquisition cost, conduct initial marketing operations and to reopen the Facility to dispose of up to 15,000 barrels of salt water a day. Disposal rates in the area range from approximately $0.40 to $0.60 per barrel of water, even at less attractive, generally more distant facilities. In addition to disposal revenues the Company expects to benefit from materially additional revenues generated by the Facility from the recovery and re-sale of oil contained in frac water. Facility operating costs are expected at around $30,000 per month, resulting in an estimated operating break even point of only 2,225 barrels of water per day, even assuming low end $0.45 per barrel disposal rates and excluding any recovered oil revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Imperial Resources, Inc.

Dated: June 20, 2011	By: /s/ Robert Durbin
Robert Durbin
President, Chief Executive Officer (Principal Executive Officer)